Exhibit 16.1

May 24, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Illini Corporation dated May 24, 2005 and filed May 24, 2005, as contained in the first two paragraphs, and we are in agreement with the first and second sentence of the first paragraph and the entire second paragraph.

Crowe Chizek and Company LLC

Oak Brook, Illinois

cc:	Mr. Tony Liberatore
Audit Committee Chairman
Illini Corporation